Exhibit 10.4

RESTRICTED STOCK UNIT AWARD AGREEMENT
PERFORMANCE-BASED

VANGUARD NATURAL RESOURCES, INC.

2017 Management Incentive Plan

This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of the [●] day of [●], 2018 (the “Grant Date”) between Vanguard Natural Resources, Inc. (the “Company”), and [●] (“Participant”), and is made pursuant to the terms of the Vanguard Natural Resources, Inc. 2017 Management Incentive Plan (the “Plan”). Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.

Section 1. Grant of Restricted Stock Units. The Company hereby grants to Participant, on the terms and conditions hereinafter set forth, a Restricted Stock Unit Award consisting of a maximum of [●] restricted stock units (“Restricted Stock Units”), subject to the terms and conditions set forth in this Agreement and the Plan. Subject to Section 2(b) hereof, Participant’s right to receive all or any portion of the Restricted Stock Units granted hereunder is contingent upon the Company’s achievement of the performance goal (“Performance Goal”) specified in the performance matrix attached as Exhibit A to this Agreement (the “Performance Matrix”), measured over the “Performance Period” indicated in the Performance Matrix. Participant’s overall target-level Award hereunder is equal to [●] Restricted Stock Units (the “Target Award”). Subject to the terms and conditions set forth in this Agreement and the Plan, each Restricted Stock Unit represents the right to receive one share of Common Stock.

Section 2. Vesting of the Restricted Stock Units.

(a)               Determination of Earned Award. Subject to Section 2(b) hereof, within 60 days following the end of the Performance Period, the Committee shall certify whether and to what extent the Award has been earned for the Performance Period (the actual date of such Committee certification, the “Determination Date”). The Committee’s determination of the foregoing shall be final and binding on Participant absent a showing of manifest error or that the Committee acted in bad faith. Upon such determinations by the Committee, the applicable portion of the Restricted Stock Units determined by the Payout Percentage (as defined in the Performance Matrix) as a fraction of the Target Award shall vest and become non-forfeitable (subject to Participant’s continuous Service from the Grant Date through the end of the Performance Period). On the Determination Date, any Restricted Stock Units which do not vest in accordance with the immediately preceding sentence shall immediately be forfeited and cancelled, and Participant shall not be entitled to any compensation or other amount with respect thereto. Notwithstanding any other provision of this Agreement, but subject to Sections 2(b) and 3 hereof, no portion of the Restricted Stock Units shall vest until the Committee has made the foregoing determinations.

(b)               Qualified Liquidity Event. For purposes of this Agreement, the term “Qualified Liquidity Event” shall have the definition set forth in the Plan, except that 60% shall be deemed to replace 40% in clause (c) of the definition in the Plan. Upon the occurrence of a Qualified Liquidity Event prior to the end of the Performance Period where a Replacement Award (as defined below) is provided to Participant at the time of the Qualified Liquidity Event in lieu of the Restricted Stock Units, the Restricted Stock Units that remain outstanding and unvested as of immediately prior to the Qualified Liquidity Event shall remain outstanding and unvested, but the performance conditions with respect thereto shall be deemed satisfied at the target level of achievement. Upon the occurrence of a Qualified Liquidity Event where a Replacement Award is not provided to Participant in lieu of the Restricted Stock Units, the Restricted Stock Units shall immediately vest at the target level of achievement. In either case, all Restricted Stock Units in excess of such target achievement level shall immediately be forfeited and cancelled, and Participant shall not be entitled to any compensation or other amount with respect thereto. For the avoidance of doubt, the Restricted Stock Units attributable to the target level of achievement shall be determined by multiplying the number of Restricted Stock Units that remain outstanding and unvested (and, for the avoidance of doubt, which have not been cancelled pursuant to Section 3 hereof) as of immediately prior to the Qualified Liquidity Event by a fraction, the numerator of which is the Target Award, and the denominator of which is the total maximum number of Restricted Stock Units originally granted hereunder, and with the result rounded down to the nearest whole number of Restricted Stock Units. Any Restricted Stock Units that vest or become payable as a result of or in connection with a Qualified Liquidity Event may be subject to the same terms and conditions applicable to the proceeds realized by the Company or its shareholders, in connection therewith (including, without limitation, payment timing and any escrows, indemnities, payment contingencies or holdbacks), as determined by the Committee in its good faith discretion, subject to compliance with Section 409A of the Code (“Section 409A”).

(c)               Replacement Award. A “Replacement Award” is an Award that (i) is the same (i.e., the Award continues) or is of the same type as the Award that is replaced or adjusted by a Replacement Award (the “Replaced Award”) (i.e., restricted stock units); (ii) has a value at least equal to the value of the Replaced Award at the time of the Qualified Liquidity Event; (iii) is subject to the same vesting schedule as the Replaced Award; (iv) relates to equity securities of the Company or its successor upon the Qualified Liquidity Event, or another entity that is affiliated with the Company or its successor upon the Qualified Liquidity Event, which securities are subject to an effective registration statement under the Securities Act; (v) if Participant is subject to U.S. federal income tax under the Code, the tax consequences to Participant under the Code of the Replacement Award are not less favorable to Participant than the tax consequences of the Replaced Award; and (vi) its other terms and conditions are not less favorable to Participant than the terms and conditions of the Replaced Award (including, but not limited to, the provisions that would apply in the event of a subsequent Qualified Liquidity Event). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the requirements for a Replacement Award are satisfied will be made by the Committee, as constituted immediately before the Qualified Liquidity Event, in its good faith discretion (taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and compliance of the Replaced Award or Replacement Award with Section 409A).

Section 3. Termination of Service. Upon the occurrence of a termination of Participant’s Service, the Restricted Stock Units shall be treated as set forth below:

(a)               Qualifying Termination Not During a QLE Period. Upon the occurrence of a termination of Participant’s Service (i) by the Company and its Affiliates without Cause, provided that, for purposes of this Agreement, if Participant is a party to an employment agreement or offer letter with the Company that includes a definition of Cause, then such definition shall continue to apply for purposes of this Agreement after any expiration or non-renewal of such employment agreement or offer letter (unless there is a replacement employment agreement or offer letter), (ii) [[by Participant for Good Reason (as defined in Participant’s Employment Agreement with the Company, dated [___], 2017)]/[if Participant is a party to an employment agreement or offer letter with the Company that includes the concept, by Participant for “good reason,” “constructive termination” or like term (as such term is defined in, and determined pursuant to, Participant’s employment agreement or offer letter with the Company)]]1, provided that such concept shall continue to apply for purposes of this Agreement after any expiration or non-renewal of such employment agreement or offer letter (unless there is a replacement employment agreement or offer letter), or (iii) by reason of Participant’s death or Disability (each, regardless of whether Participant’s employment agreement with the Company then remains in effect, a “Qualifying Termination”), in each case (i) occurring prior to the end of the Performance Period and (ii) not occurring during a QLE Period (as defined below), Participant will remain eligible to vest (determined in accordance with Section 2(a)) in a pro rata portion of the Restricted Stock Units, determined by multiplying the total number of Restricted Stock Units remaining outstanding and unvested immediately prior to the Qualifying Termination by a fraction, the numerator of which is the number of full months that Participant provided continuous Service during the Performance Period, and the denominator of which is the number of full months in the full Performance Period. All Restricted Stock Units in excess of the pro rata portion thereof that remains outstanding and eligible to vest in accordance with the immediately-preceding sentence shall immediately be forfeited and cancelled, and Participant shall not be entitled to any compensation or other amount with respect thereto. If a Qualified Liquidity Event occurs upon or following Participant’s Qualifying Termination, and prior to the end of the Performance Period, then the Restricted Stock Units remaining outstanding and unvested immediately prior to the Qualified Liquidity Event (after application of the foregoing provisions of this Section 3(a)) shall vest and become non-forfeitable at the target level of achievement (determined in accordance with Section 2(b) hereof) immediately upon the occurrence of the Qualified Liquidity Event. For the avoidance of doubt, any expiration or non-renewal of Participant’s employment agreement with the Company will not, in and of itself, constitute a Qualifying Termination for purposes of this Agreement.

1 Insert as applicable.

(b)               Qualifying Termination During a QLE Period. If, prior to the end of the Performance Period and prior to a Qualified Liquidity Event, Participant incurs a Qualifying Termination during a QLE Period, then the Target Award shall immediately vest and become non-forfeitable. If, prior to the end of the Performance Period and simultaneously with or following a Qualified Liquidity Event in connection with which a Replacement Award was provided to Participant in lieu of the Restricted Stock Units, Participant incurs a Qualifying Termination during a QLE Period, then the portion of the Replacement Award that remains outstanding and unvested following the Qualified Liquidity Event and immediately prior to the Qualifying Termination (i.e., the Target Award) shall immediately vest and become non-forfeitable. In either case, no Restricted Stock Units in excess of the Target Award shall vest pursuant to this Agreement, and all Restricted Stock Units in excess of the Target Award shall immediately be forfeited and cancelled, and Participant shall not be entitled to any compensation or other amount with respect thereto. A “QLE Period” is any time either (i) during the 12-month period following a Qualified Liquidity Event or (ii) while the Company is party to a definitive transaction agreement that contemplates transactions which would result in a Qualified Liquidity Event if such transactions were consummated.

(c)               Termination for Cause. Upon the occurrence of a termination of Participant’s Service by the Company or any of its Affiliates for Cause, all vested and unvested Restricted Stock Units shall be forfeited and cancelled and Participant shall not be entitled to any compensation or other amount with respect thereto.

(d)               Other Terminations of Service. Upon the occurrence of a termination of Participant’s Service prior to the end of the Performance Period for any reason other than as provided in Section 3(a) or (b), all unvested Restricted Stock Units shall be forfeited and cancelled and Participant shall not be entitled to any compensation or other amount with respect thereto. For the avoidance of doubt, upon the occurrence of a termination of Participant’s Service following the end of the Performance Period (other than for Cause), but prior to the Determination Date, the Restricted Stock Units that remain outstanding and unvested as of immediately prior to the such termination of Participant’s Service shall remain outstanding and eligible to vest pursuant to Section 2, as applicable.

Section 4. Settlement. Any Restricted Stock Units that become vested and non-forfeitable pursuant to Section 2 or Section 3 (“Vested RSUs”) shall be settled within three days following the Determination Date (but in no event later than March 15th of the calendar year following the calendar year in which the Performance Period ended); provided, however, that (a) if a Qualified Liquidity Event occurs and a Replacement Award is not provided to Participant in lieu of the Restricted Stock Units, then the Vested RSUs shall be settled immediately upon the Qualified Liquidity Event; (b) if a Qualified Liquidity Event occurs simultaneously with or following a Qualifying Termination, then the Vested RSUs shall be settled immediately upon the Qualified Liquidity Event; and (c) if a Qualifying Termination occurs following a Qualified Liquidity Event, and prior to the end of the Performance Period, then the vested portion of the Replacement Award shall be settled within three days following the Qualifying Termination. Vested RSUs will be settled by the Company through the delivery to Participant of a number of shares of Common Stock equal to the number of Vested RSUs (rounded down to the nearest whole number). No fractional shares of Common Stock shall be issued with respect to any Vested RSUs. Notwithstanding the foregoing, if Participant is subject to a trading blackout on the settlement date otherwise applicable pursuant to this Section 4, then the Vested RSUs shall instead be settled as soon as reasonably practicable (and in any event within three days) following the date on which the trading blackout is no longer applicable (but in no event later than March 15th of the calendar year following the calendar year in which the Performance Period ended).

Section 5. Restrictions on Transfer. No Restricted Stock Units (nor any interest therein) may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. In the event that Participant becomes legally incapacitated, Participant’s rights with respect to the Restricted Stock Units shall be exercisable by Participant’s legal guardian or legal representative. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Restricted Stock Units, shall be null and void and without effect. Notwithstanding the foregoing, Participant may, with the prior written consent of the Committee, make transfers of Restricted Stock Units to immediate family members or to a trust, the sole beneficiaries of which are Participant or immediate family members, in each case solely for estate planning purposes, in all instances subject to compliance with any applicable spousal consent requirements and all other applicable laws.

Section 6. Investment Representation. The Restricted Stock Units are being granted to Participant as of the Grant Date pursuant to an effective registration statement under the Securities Act relating to the shares of Common Stock underlying the Restricted Stock Units. However, upon any acquisition of the shares of Common Stock underlying the Restricted Stock Units at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Common Stock, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such shares of Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, blue sky and other laws.

Section 7. Adjustments. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 4.2 of the Plan.

Section 8. No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service with the Company or any Affiliate.

Section 9. Limitation of Rights; Dividend Equivalents. Participant shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units, including, without limitation, any right to vote any shares of Common Stock underlying such Restricted Stock Units or to receive dividends or other distributions or payments of any kind in respect thereof or exercise any other right of a holder of any such securities, unless and until there is a date of settlement and issuance to Participant of the underlying shares of Common Stock. Notwithstanding the foregoing, the Restricted Stock Unit Award granted hereunder is hereby granted in tandem with corresponding dividend equivalents with respect to each share of Common Stock underlying the Restricted Stock Unit Award granted hereunder (each, a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which it corresponds. Participant shall be entitled to accrue payments equal to dividends declared, if any, on the Common Stock underlying the Restricted Stock Unit to which such Dividend Equivalent relates, payable in cash and subject to the vesting of the Restricted Stock Unit to which it relates, at the time the Common Stock underlying the Restricted Stock Unit is settled and delivered to Participant pursuant to Section 4; provided, however, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be deposited with the Company, shall be deemed to be part of the Dividend Equivalent, and shall be subject to the same vesting requirements, restrictions on transferability and forfeitability as the Restricted Stock Units to which they correspond. Dividend Equivalents shall not entitle Participant to any payments relating to dividends declared after the earlier to occur of the settlement or forfeiture of the Restricted Stock Units underlying such Dividend Equivalents.

Section 10. Construction. The Restricted Stock Unit Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the Restricted Stock Unit Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon Participant.

Section 11. Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 12. Governing Law. This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 14. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 15. Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 13.3 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A or otherwise.

Section 16. Entire Agreement. Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter.

Section 17. Clawback. The Restricted Stock Unit Award will be subject to recoupment in accordance with any clawback or recoupment policy of the Company, including, without limitation, any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Section 18. Taxes. The Restricted Stock Units granted under this Agreement shall be subject to withholding in accordance with Section 13.4 of the Plan. If required by law, the Company will withhold or cause to be withheld federal, state and/or local income or any other applicable taxes in connection with the settlement or vesting of the Restricted Stock Units.

Section 19. Lock-Up Period. If so requested by the Company or the underwriters in connection with an IPO, Participant shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired without the prior written consent of the Company or such underwriters, as the case may be, for up to 180 days from the effective date of the registration statement, plus such additional period as may be required by applicable law, exchange rules or regulations, and Participant shall execute an agreement reflecting the foregoing as may be requested by the underwriters or the Company at the time of such offering.

[Section 20. Coordination. Participant hereby acknowledges that this Restricted Stock Unit Award satisfies the Company’s obligations with respect to the “MIP” pursuant to Section 5(c)(vii) of Participant’s Employment Agreement with the Company, dated [___], 2017, and that Participant has not claimed, and may no longer claim, Good Reason thereunder as a result of such Section 5(c)(vii).]2

(SIGNATURES ON FOLLOWING PAGE)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

VANGUARD NATURAL RESOURCES, INC.

By:
Name:
Title:

PARTICIPANT

Name:
Date:

EXHBIT A

Performance Matrix

The “Performance Period” shall be January 1, 2018 through December 31, 2020.

The “Performance Goal” shall be the three-year total shareholder return (“TSR”) of the Company relative to the other entities in the TSR Index (as defined below). Achievement of the Performance Goal shall be determined by the percentile rank of the Company’s TSR relative to the TSR of each other entity in the TSR Index.

Determination of TSR: TSR for the Company and each other entity in the TSR Index shall be determined in accordance with the following formula. TSR shall be equal to the quotient of (a) divided by (b), expressed as a percentage, where:

(a) is equal to the sum of (i) and (ii), where (i) is the difference determined by the Ending Price minus the Starting Price (each as defined below); and (ii) is the sum of all dividends paid on one share of common stock during the Performance Period, provided that all dividends are treated as reinvested at the end of each calendar quarter; and

(b) is equal to the Starting Price.

For purposes of determining TSR:

(i) “Starting Price” means the volume-weighted average price of one share of common stock on the applicable stock exchange during the 60 days immediately preceding the first day of the Performance Period. Notwithstanding the foregoing, the Starting Price for the Company shall be $19.00.

(ii) “Ending Price” means the volume-weighted average price of one share of common stock on the applicable stock exchange during the 60 days immediately preceding the last day of the Performance Period.

In the event the Committee determines that the Common Stock is not widely traded for purposes of determining the Ending Price, the Committee shall in good faith determine the fair market value of one share of the Common Stock as of the end of the Performance Period (taking into account any factors the Committee deems appropriate, including but not limited to any recent transactions in the Common Stock), which shall be deemed to be the Company’s Ending Price; provided, however, that if, within ten days following any such Committee determination of the Company’s Ending Price, the most senior executive then employed with the Company who received an award of Restricted Stock Units on the Grant Date notifies the Committee in writing that he or she objects to the Committee’s determination, the Committee shall retain an independent appraiser to determine the Company’s Ending Price, and such determination shall be binding for all purposes hereunder.

The Company’s “Percentile” shall be equal to the absolute value of the difference obtained by (I) the quotient of (A) the Rank (as defined below), divided by (B) the total number of entities in the TSR Index (including the Company, but after removal of any entities in accordance with calculation of the Rank), expressed as a percentage, minus (II) 100%.

The Company’s “Rank” shall be determined by the Company’s position within the ranking of each entity in the TSR Index (including the Company) in descending order based on their respective TSRs (with the highest TSR having a Rank of one). For purposes of developing the ordering provided in the immediately-preceding sentence, (A) any entity that filed for bankruptcy protection under the United States Bankruptcy Code during the Performance Period shall be assigned the lowest order of any entity in the TSR Index, and (B) any entity that is acquired during the Performance Period, or otherwise no longer listed on a national securities exchange at the end of the Performance Period (other than the Company), shall be removed from the TSR Index and shall be excluded for purposes of ordering the entities in the TSR Index (and for purposes of calculating the Company’s Percentile).

The “Payout Percentage” shall be determined as follows, subject to the exceptions below:

•	Threshold Performance: If the Company’s Percentile equals 25%, the Payout Percentage shall be 25%. The Payout Percentage shall equal zero if the Company Percentile is less than 25%.

•	Maximum Performance: If the Company’s Percentile equals the Percentile achieved by a Rank of one in the TSR Index (the “Highest Percentile”), the Payout Percentage shall be 200%.

•	Straight-line interpolation shall be used to determine the Payout Percentage for any Company Percentile between 25% and the Highest Percentile, based upon the Payout Percentages set forth above.

The following exceptions exist with respect to the Payout Percentage determination set forth above:

(A) If the Company’s absolute TSR (irrespective of its Rank or Percentile) is less than 0%, then the Payout Percentage shall not exceed 100%.

(B) If either (x) the Company’s Rank is higher than the ranking of SPDR S&P Oil & Gas Explor & Prodtn ETF (XOP) for those purposes, or (y) Participant’s cumulative three-year achievement in the Company’s applicable annual cash bonus program (from January 1, 2018 through December 31, 2020) exceeds 67% of Participant’s cumulative three-year target amounts under such program, then the Payout Percentage shall not be less than 25%.

(C) If (w) Ultra Petroleum Corp. (“UPL”) continues to be included in the TSR Index for purposes of Percentile calculations; (x) the Company has not divested its Pinedale operations; (y) UPL’s absolute TSR (irrespective of its Rank or Percentile) equals or exceeds 50%; and (z) the Company’s absolute TSR (irrespective of its Rank or Percentile) is less than 40% of UPL’s absolute TSR, then the Payout Percentage shall not exceed 100%.

In addition to the Company, the “TSR Index” is comprised of the following 15 other entities (subject to adjustment as set forth in the definition of Rank, above):

•	Amplify Energy Corp. (AMPY)

•	Antero Resources Corporation (AR)

•	Bill Barrett Corporation (BBG)

•	Cabot Oil & Gas Corporation (COG)

•	Chesapeake Energy Corporation (CHK)

•	Eclipse Resources Corporation (ECR)

•	Gulfport Energy Corporation (GPOR)

•	Laredo Petroleum, Inc. (LPI)

•	Linn Energy, Inc. (LNGG)

•	Range Resources Corporation (RRC)

•	Sanchez Energy Corporation (SN)

•	SM Energy Company (SM)

•	Southwestern Energy Company (SWN)

•	SPDR S&P Oil & Gas Explor & Prodtn ETF (XOP)

•	Ultra Petroleum Corp. (UPL)